Filed Pursuant to Rule 424(b)(3)
                                      Registration Statement No. 333-127653

_____________________________________________________________________________



                            Up to 50,000 Shares

                         Delta Petroleum Corporation

                                Common Stock
                        ----------------------------

     The selling shareholder may use this prospectus in connection with sales of up to 50,000 shares of our common stock.

                               Trading Symbol
                           NASDAQ National Market
                                  "DPTR"


-----------------------------------------------------------------------------
Consider carefully the risk factors beginning on page 8 of this prospectus.
-----------------------------------------------------------------------------


     The selling shareholder may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. We will not receive any proceeds from the sale of shares by the selling shareholder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.












                The date of this prospectus is August 24, 2005.










                             AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street, NE, Washington, D.C. 20549. Requests for copies should be directed to the Commission's Public Reference Section, 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such documents:

1. Annual Report on Form 10-K for fiscal year ended June 30, 2004, filed on September 13, 2004, Exchange Act reporting number 0-16203.

2. Amendment No. 1 to Annual Report on Form 10-K for fiscal year ended June 30, 2004, filed on Form 10-K/A on October 28, 2004, Exchange Act reporting number 0-16203.

3. Amendment No. 2 to Annual Report on Form 10-K for fiscal year ended June 30, 2004, filed on Form 10-K/A on March 8, 2005, Exchange Act reporting number 0-16203.

4. Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004, Exchange Act reporting number 0-16203.

5. Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, filed on February 9, 2005, Exchange Act reporting number 0-16203.

6. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005, Exchange Act reporting number 0 16203.

7. Current Report on Form 8-K, dated August 9, 2005, filed on August 9, 2005, Exchange Act reporting number 0-16203.

8. Current Report on Form 8-K, dated June 29, 2005, filed on July 6, 2005, Exchange Act reporting number 0-16203.

9. Current Report on Form 8-K, dated June 17, 2005, filed on June 22, 2005, Exchange Act reporting number 0-16203.

10. Current Report on Form 8-K, dated May 5, 2005, filed on May 11, 2005, Exchange Act reporting number 0-16203.

11. Current Report on Form 8-K/A, dated January 21, 2005 filed on April 6, 2005, Exchange Act reporting number 0-16203.

12. Current Report on Form 8-K, dated March 23, 2005, filed on March 29, 2005, Exchange Act reporting number 0-16203.

13. Current Report on Form 8-K, dated March 15, 2005, filed on March 21, 2005, Exchange Act reporting number 0-16203.

14. Current Report on Form 8-K, dated March 9, 2005 filed on March 15, 2005, Exchange Act reporting number 0-16203.

15. Current Report on Form 8-K, dated March 3, 2005, filed on March 4, 2005, Exchange Act reporting number 0-16203.

16. Current Report on Form 8-K, dated February 28, 2005 (reporting Information under Items 8.01 and 9.01) filed on February 28, 2005,
      Exchange Act reporting number 0-16203.

17. Current Report on Form 8-K, dated January 21, 2005, filed on January 24, 2005, Exchange Act reporting number 0-16203.

18. Current Report on Form 8-K, dated January 21, 2005, filed on January 21, 2005, Exchange Act reporting number 0-16203.

19. Current Report on Form 8-K, dated December 28, 2004, filed on December 28, 2004, Exchange Act reporting number 0-16203.

20. Current Report on Form 8-K, dated November 19, 2004, filed on November 19, 2004, Exchange Act reporting number 0-16203.

21. Definitive Proxy Materials on Schedule 14A, filed on November 22, 2004, Exchange Act reporting number 0-16203.

22. Current Report on Form 8-K, dated November 5, 2004, filed on November 12, 2004, Exchange Act reporting number 0-16203.

23. Current Report on Form 8-K, dated November 4, 2004, filed on November 10, 2004, Exchange Act reporting number 0-16203, except for information disclosed under Item 2.02.

24. Current Report on Form 8-K, dated October 26, 2004, filed on October 29, 2004, Exchange Act reporting number 0-16203.

25. Current Report on Form 8-K, dated September 29, 2004, filed on October 1, 2004, Exchange Act reporting number 0-16203.

26. Current Report on Form 8-K, dated August 25, 2004, filed on August 26, 2004, Exchange Act reporting number 0-16203.

27. Current Report on Form 8-K, dated August 6, 2004, filed on August 6, 2004, Exchange Act reporting number 0-16203.

28. Current Report on Form 8-K/A, dated June 29, 2004, filed on September 13, 2004, Exchange Act reporting number 0-16203.

29. Current Report on Form 8-K, dated June 29, 2004, filed on July 8, 2004, Exchange Act reporting number 0-16203.

30. The description of our common stock contained in our Registration Statement on Form 10 filed September 9, 1987, Exchange Act reporting number 0-16203.

31. All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kevin K. Nanke, Delta Petroleum Corporation, Suite 4300, 370 17th Street, Denver, Colorado 80202, or (303) 293-9133.

CAUTIONARY STATEMENT FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS

     We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the "safe harbor" protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. These statements may include projections and estimates concerning the timing and success of specific projects and our future (1) income, (2) oil and gas production, (3) oil and gas reserves and reserve replacement and (4) capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. Sometimes we will specifically describe a statement as being a forward-looking statement. In addition, except for the historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements. These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially.

     We believe the factors discussed below are important factors that could cause actual results to differ materially from those expressed in a forward-looking statement made herein or elsewhere by us or on our behalf. The factors listed below are not necessarily all of the important factors. Unpredictable or unknown factors not discussed herein could also have material adverse effects on actual results of matters that are the subject of forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises. We advise our shareholders that they should (1) be aware that important factors not described below could affect the accuracy of our forward-looking statements and (2) use caution and common sense when analyzing our forward-looking statements in this document or elsewhere, and all of such forward-looking statements are qualified by this cautionary statement.

     Historically, natural gas and crude oil prices have been volatile. These prices rise and fall based on changes in market demand and changes in the political, regulatory and economic climate and other factors that affect commodities markets generally and are outside of our control. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of reserves.

     Projecting future rates of oil and gas production is inherently imprecise. Producing oil and gas reservoirs generally have declining production rates.

     All of our reserve information is based on estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. There are numerous uncertainties inherent in estimating quantities of proved natural gas and oil reserves.

     Changes in the legal and/or regulatory environment could have a material adverse effect on our future results of operations and financial condition. Our ability to explore for and economically produce and sell our oil and gas production is affected and could possibly be restrained by a number of legal and regulatory factors, particularly with respect to our offshore California properties.

     Our drilling operations are subject to various risks common in the industry, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Prospectus Summary ....................................................   7

Risk Factors...........................................................   8

Use of Proceeds .......................................................  20

Determination of Offering Price .......................................  20

Recent Material Changes in our Business ...............................  20

Selling Shareholder. ..................................................  21

Plan of Distribution ..................................................  21

Description of Securities .............................................  22

Interests of Named Experts and Counsel ................................  23

                              PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference into this prospectus.

Delta
-----

     Delta Petroleum Corporation ("Delta," the "Company," "we" or "us") is a Colorado corporation organized on December 21, 1984. We maintain our principal executive offices at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on the NASDAQ National Market under the symbol "DPTR."

     We are engaged in the acquisition, exploration, development and production of oil and gas properties. As of June 30, 2004, we had varying interests in 554 gross (247.8 net) productive wells located in thirteen states and offshore California. These do not include varying small interests in 666 gross (5.2 net) wells located primarily in Texas which are owned by our subsidiary Piper Petroleum Company. We also have interests in five federal units and one lease offshore California near Santa Barbara along with a financial interest in a nearby producing offshore federal unit. At June 30, 2004, we estimated onshore proved reserves to be approximately 11,378,000 barrels of oil and 88.5 billion cubic feet of gas, of which approximately 6,240,000 barrels of oil and 55.8 billion cubic feet of gas were proved developed reserves. At June 30, 2004, we estimated offshore proved reserves to be approximately 1,827,000 barrels of oil, of which approximately 695,000 barrels were proved developed reserves.
Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves.

The Offering
------------

Securities Offered     Up to 50,000 shares of our common stock offered
                       by the selling shareholder.

Offering Price         The shares being offered pursuant to this prospectus
                       are being offered by the selling shareholder from time to time at the then current market price.

Common Stock           42,100,000 shares of common stock $.01 par value were
Outstanding            outstanding as of as of July 31, 2005.


Dividend Policy        We do not anticipate paying dividends on our common
                       stock in the foreseeable future.

Use of Proceeds        The shares offered pursuant to this prospectus are
                       being sold by the selling shareholder and we will not receive any proceeds of the offering.

                                RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this prospectus, the following:

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

OIL AND NATURAL GAS PRICES ARE VOLATILE AND A DECREASE COULD ADVERSELY AFFECT OUR REVENUES, CASH FLOWS AND PROFITABILITY.

Our revenues, profitability and future rate of growth depend substantially upon the market prices of oil and natural gas, which fluctuate widely. Sustained declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. Factors that can cause market prices of oil and natural gas to fluctuate include:

       - relatively minor changes in the supply of and demand for oil and natural gas;

       - market uncertainty;

       - the level of consumer product demands;

       - weather conditions;

       - U.S. and foreign governmental regulations;

       - the price and availability of alternative fuels;

       - political and economic conditions in oil producing countries, particularly those in the Middle East, including actions by the Organization of Petroleum Exporting Countries;

       - the foreign supply of oil and natural gas; and

       - the price of oil and gas imports, consumer preferences and overall U.S. and foreign economic conditions.

We are not able to predict future oil and natural gas prices. At various times, excess domestic and imported supplies have depressed oil and gas prices. Lower prices may reduce the amount of oil and natural gas that we can produce economically and may also require us to write down the carrying value of our oil and gas properties. Substantially all of our oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices, not long-term fixed price contracts. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations.

WE MAY NOT BE ABLE TO REPLACE PRODUCTION WITH NEW RESERVES.

Our reserves will decline significantly as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and developing existing proved reserves, which we may not be successful in doing.

IF OIL OR NATURAL GAS PRICES DECREASE OR EXPLORATION AND DEVELOPMENT EFFORTS ARE UNSUCCESSFUL, WE MAY BE REQUIRED TO TAKE WRITE DOWNS.

In the past, we have been required to write down the carrying value of our oil and gas properties, and there is a risk that we will be required to take additional writedowns in the future which would reduce our earnings and stockholders' equity. A write down could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration and development results.

We account for our crude oil and natural gas exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. If the carrying amount of our oil and gas properties exceeds the estimated undiscounted future net cash flows, we will adjust the carrying amount of the oil and gas properties to their fair value.

We review our oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write down of oil and gas properties is not reversible at a later date even if gas or oil prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the recorded carrying values associated with our oil and gas properties. As a result of our review, we recognized an impairment of $1.5 million for fiscal 2002. Any such future charge will reduce our earnings and stockholders' equity.

WE MAY NOT BE ABLE TO FUND OUR PLANNED CAPITAL EXPENDITURES.

We spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. Our exploration and development capital budget ranges from $60.0 to $80.0 million for fiscal 2005 and we anticipate spending approximately $110 million during fiscal 2006. If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond our control, cause our revenues and cash flows from operating activities to decrease, we may be limited in our ability to spend the capital necessary to complete our capital expenditures program. In addition, if our borrowing base under our senior credit facility is re-determined to a lower amount, this could adversely affect our ability to fund our planned capital expenditures. After utilizing our available sources of financing, we may be forced to raise additional equity or debt proceeds to fund such expenditures. Additional equity or debt financing or cash flow provided by operations may not be available to meet our capital expenditure requirements.

THE EXPLORATION, DEVELOPMENT AND OPERATION OF OIL AND GAS PROPERTIES INVOLVE SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

The business of exploring for and, to a lesser extent, developing and operating oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

       - unexpected drilling conditions;

       - pressure or irregularities in formations;

       - equipment failures or accidents;

       - weather conditions;

       - shortages in experienced labor; and

       - shortages or delays in the delivery of equipment.

As of June 30, 2004, approximately 42% of our proved reserves were undeveloped and had a book value of $86.7 million. The cost to develop these reserves is estimated to be approximately $67.0 million. In addition, we have $49 million of capitalized costs on properties with no proved reserves. We may drill wells that are unproductive or, although productive, do not produce oil and/or gas in economic quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

OUR INDUSTRY EXPERIENCES NUMEROUS OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

The exploration, development and operation of oil and gas properties also involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry-operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.

We maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to those attacks have made some types of insurance more difficult to obtain. We have been unable to secure the level and types of insurance we would otherwise have secured prior to the terrorist attacks. We may not be able to maintain insurance in the future at rates we consider reasonable. The occurrence of a significant event that is not fully insured or indemnified against could materially and adversely affect our financial condition and operations.

OUR LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, LIMIT OUR ABILITY TO REACT TO CHANGES IN THE ECONOMY OR OUR INDUSTRY AND PREVENT US FROM MEETING OUR OBLIGATIONS UNDER OUR SENIOR UNSECURED NOTES.

As of March 31, 2005, our total outstanding long term liabilities were $182,592,000. Our degree of leverage could have important consequences for you, including the following:

       - it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

       - a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

       - the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our financial obligations;

       - certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

       - it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

       - we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending and exploration activities that are important to our growth.

We may be able to incur substantially more debt in the future, which may intensify the risks described in this prospectus. The indenture governing our 7% senior notes and our senior credit facility do not prohibit us from doing so. As of March 31, 2005, we had approximately $27 million outstanding under our senior credit facility and additional availability of approximately $33 million.

A DEFAULT UNDER OUR SENIOR CREDIT FACILITY COULD CAUSE US TO LOSE OUR
PROPERTIES.

In order to obtain our senior credit facility, we granted first priority liens to the lending banks on most of our oil and gas properties and the related equipment, inventory, accounts and proceeds. Our senior credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and also includes financial covenants.

Under certain conditions amounts outstanding under our senior credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the senior credit facility. Subject to notice and cure periods in certain cases, other events of default under the senior credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include, among other things, non-payment, breach of warranty, non-performance of obligations under the senior credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the senior credit facility. Any of these events could potentially cause us to lose substantially all of our properties.

For so long as the revolving commitment is in existence, we will also be required to comply with loan covenants that will limit our flexibility in conducting our business and which could cause us significant problems in the event of a downturn in the oil and gas market. If an event of default occurs and continues after the expiration of any cure period that is provided for in our senior credit facility, the entire principal amount due under it, all accrued interest and any other liabilities that we might have to the lending banks under the senior credit facility will all become immediately due and payable, all without notice of default of any kind. The foregoing information is provided to alert readers that there is risk associated with our existing debt obligations. It is not intended to provide a summary of the terms of our agreements with our lenders.

ACQUISITIONS ARE A PART OF OUR BUSINESS STRATEGY AND ARE SUBJECT TO THE RISKS AND UNCERTAINTIES OF EVALUATING RECOVERABLE RESERVES AND POTENTIAL LIABILITIES.

We could be subject to significant liabilities related to acquisitions by us. The successful acquisition of producing properties requires an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. Further, even a detailed review of all properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed. We cannot assure you that our recent and/or future acquisition activity will not result in disappointing results.

In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing or regulatory approvals.

Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO EXECUTE OUR OPERATING
STRATEGY.

We have historically addressed our short and long-term liquidity needs through the use of cash flow provided by operating activities, the use of bank credit facilities and the issuance of equity securities. Without adequate financing, we may not be able to successfully execute our operating strategy. We continue to examine the following alternative sources of capital:

       - bank borrowings or the issuance of debt securities; and

       - the issuance of common stock, preferred stock or other equity securities.

The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices and our market value and operating performance. We may be unable to execute our operating strategy if we cannot obtain adequate capital.

WE DEPEND ON KEY PERSONNEL.

We currently have only three employees that serve in senior management roles, and the loss of any one of them could severely harm our business. In particular, Roger A. Parker and John R. Wallace are responsible for the operation of our oil and gas business and Kevin K. Nanke is our chief financial officer. We do not have key man insurance on the lives of any of these individuals. Furthermore, competition for experienced personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

WE MAY NOT BE PERMITTED TO DEVELOP SOME OF OUR OFFSHORE CALIFORNIA PROPERTIES OR, IF WE ARE PERMITTED, THE SUBSTANTIAL COST TO DEVELOP THESE PROPERTIES COULD RESULT IN A REDUCTION OF OUR INTEREST IN THESE PROPERTIES OR CAUSE US TO INCUR PENALTIES.

Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 100.00%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore of California near Santa Barbara. These properties have a cost basis of approximately $10.9 million. The development of these properties is subject to extensive regulation and is currently the subject of litigation. Pursuant to a ruling in California v. Norton, later affirmed by the Ninth Circuit Court of Appeals, the U.S. Government was required to make a consistency determination relating to the 1999 lease suspension requests under a 1990 amendment to the Coastal Zone Management Act. In the event that there is some future adverse ruling under the Coastal Zone Management Act that we decide not to appeal or that we appeal without success, it is likely that some or all of our interests in these leases would become impaired and written off at that time. It is also possible that other events could occur during the Coastal Zone Management Act review or appellate process that would cause our interests in the leases to become impaired, and we will continuously evaluate those factors as they occur.

In addition, the cost to develop these properties will be substantial. The cost to develop all of these offshore California properties in which we own an interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farmouts or other arrangements, then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form of delayed or reduced revenues under our various unit operating agreements, which could impact the ultimate realization of this investment. The estimates discussed above may differ significantly from actual results.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE IT IS ONLY AN ESTIMATE.

There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of our independent reserve engineers, Ralph E. Davis Associates, Inc. and Mannon Associates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of oil and gas reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices, expenditures for future development and exploitation activities, and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities, oil and gas prices and regulatory changes. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from our assumptions and estimates. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data.

The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves for the fiscal years ended June 30, 2002, 2003 and 2004 included in our periodic reports filed with the SEC were prepared by our reserve engineers in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves. As required by the SEC, the estimated discounted present value of future net cash flows from proved reserves is generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

WE ARE EXPOSED TO ADDITIONAL RISKS THROUGH OUR DRILLING BUSINESS.

We currently have ownership control of a drilling business. Our operations through that entity will subject us to many additional hazards that are inherent to the drilling business, including, for example, blowouts, cratering, fires, explosions, loss of well control, loss of hole, damaged or lost drill strings and damage or loss from inclement weather. No assurance can be given that our insurance will be sufficient to protect us against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. No assurance can be given that our drilling business will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. The occurrence of events, including any of the above-mentioned risks and hazards, that are not fully insured could subject our drilling business to significant liability. It is also possible that we might sustain significant losses through the operation of the drilling business even if none of such events occurs.

HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS or cause us to lose money.

In order to manage our exposure to price risks in the marketing of oil and gas, we periodically enter into oil and gas price hedging arrangements, typically costless collars. While intended to reduce the effects of volatile oil and gas prices, such transactions, depending on the hedging instrument used, may limit our potential gains if oil and gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

       - production is substantially less than expected;

       - the counterparties to our futures contracts fail to perform under the contracts; or

       - a sudden, unexpected event materially impacts gas or oil prices.

WE MAY NOT RECEIVE PAYMENT FOR A PORTION OF OUR FUTURE PRODUCTION.

Our revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. We do not attempt to obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict, however, what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

WE HAVE NO LONG-TERM CONTRACTS TO SELL OIL AND GAS.

We do not have any long-term supply or similar agreements with governments or other authorities or entities for which we act as a producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing wellhead market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

THERE IS CURRENTLY A SHORTAGE OF AVAILABLE DRILLING RIGS AND EQUIPMENT WHICH COULD CAUSE US TO EXPERIENCE HIGHER COSTS AND DELAYS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.

Although equipment and supplies used in our business are usually available from multiple sources, there is currently a general shortage of drilling equipment and supplies. We believe that these shortages are likely to intensify. The costs and delivery times of equipment and supplies are substantially greater now than in prior periods and are currently escalating. In partial response to this trend, we have acquired a controlling interest in a drilling company to allow us to have priority access to drilling rigs. We believe that our ownership interest in the drilling company will allow us to have priority access to several large drilling rigs. We are also attempting to establish arrangements with others to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no assurance that we will be able to do so. Accordingly, there can be no assurance that we will not experience shortages of, or material price increases in, drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect our ability to meet our drilling commitments.

THE MARKETABILITY OF OUR PRODUCTION DEPENDS MOSTLY UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES, WHICH ARE OWNED BY THIRD PARTIES.

The marketability of our production depends upon the availability, operation and capacity of gas gathering systems, pipelines and processing facilities, which are owned by third parties. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. We currently own several wells that are capable of producing but are currently shut-in pending the construction of gas gathering systems, pipelines and processing facilities. United States federal, state and foreign regulation of oil and gas production and transportation, tax and energy policies, damage to or destruction of pipelines, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors changed dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

OUR INDUSTRY IS HIGHLY COMPETITIVE, MAKING OUR RESULTS UNCERTAIN.

We operate in the highly competitive areas of oil and gas exploration, development and production. We compete for the purchase of leases from the U.S. government and from other oil and gas companies. These leases include exploration prospects as well as properties with proved reserves. We face competition in every aspect of our business, including, but not limited to:

       - acquiring reserves and leases;

       - obtaining goods, services and employees needed to operate and manage our business;

       - access to the capital necessary to drill wells and acquire properties; and

       - marketing oil and natural gas.

Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial, technological and other resources than we do.

NEW TECHNOLOGIES MAY CAUSE OUR CURRENT EXPLORATION AND DRILLING METHODS TO BECOME OBSOLETE, RESULTING IN AN ADVERSE EFFECT ON OUR PRODUCTION.

The oil and natural gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected.

TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

The United States has been the target of terrorist attacks of unprecedented scale. The U.S. government has issued warnings that U.S. energy assets may be the future targets of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack at our facilities, or those of our purchasers, could have a material adverse effect on our business.

WE MAY INCUR SUBSTANTIAL COSTS TO COMPLY WITH THE VARIOUS U.S. FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT AFFECT OUR OIL AND GAS OPERATIONS.

Our oil and gas operations are subject to stringent U.S. federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection or the oil and gas industry generally. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Compliance with such laws and regulations often increases our cost of doing business and, in turn, decreases our profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the incurrence of investigatory or remedial obligations, or the imposition of injunctive relief.

The environmental laws and regulations to which we are subject may:

       - require applying for and receiving a permit before drilling commences;

       - restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

       - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

       - impose substantial liabilities for pollution resulting from our operations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations, competitive position or financial condition. Over the years, we have owned or leased numerous properties for oil and gas activities upon which petroleum hydrocarbons or other materials may have been released by us or by predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including CERCLA, RCRA and analogous state laws, we could be held strictly liable for the removal or remediation of previously released materials or property contamination at such locations regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

RISKS RELATED TO OUR STOCK

WE MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON
STOCK.

Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights.

THERE MAY BE FUTURE DILUTION OF OUR COMMON STOCK.

To the extent options to purchase common stock under our employee and director stock option plans are exercised, holders of our common stock will incur dilution. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our shareholders.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE AND MAKE FUTURE OFFERINGS TO RAISE CAPITAL DIFFICULT.

Sales of a large number of shares of our common stock in the market or the perception that sales may occur could adversely affect the trading price of our common stock. As of July 31, 2005, 42,100,000 shares of our common stock were outstanding, almost all of which currently are freely tradable, subject to certain volume limitations and other requirements applicable to affiliates. As of June 30, 2005, options to purchase up to a total of approximately 3.5 million shares of our common stock were outstanding.

We may issue additional restricted securities or register additional shares of common stock under the Securities Act in the future for our use in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 would apply to resales of these shares by affiliates of the businesses that we acquire for a period of one year from the date of their acquisition, but otherwise these shares would be freely tradable by persons not affiliated with us unless we contractually restrict their resale.

The availability for sale, or sale, of the shares of common stock eligible for future sale could adversely affect the market price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK.

We do not expect to pay any dividends, in cash or otherwise, with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our credit facility prohibits us from paying any dividends until the loan is retired.

THE COMMON STOCK IS AN UNSECURED EQUITY INTEREST IN OUR COMPANY.

As an equity interest, the common stock will not be secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.

OUR SHAREHOLDERS DO NOT HAVE CUMULATIVE VOTING RIGHTS.

Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of more than 50% of our outstanding common stock will be able to elect all of our directors. As of June 30, 2005, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 24% of our outstanding common stock.

OUR ARTICLES OF INCORPORATION HAVE PROVISIONS THAT DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

Certain provisions of our Articles of Incorporation and the provisions of the Colorado Business Corporation Act may discourage persons from considering unsolicited tender offers or other unilateral takeover proposals. Such persons might choose to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. As a result, these provisions could have the effect of preventing shareholders from realizing a premium on their investment.

Our Articles of Incorporation authorize our Board of Directors to issue preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the Board may determine. Additional provisions include restrictions on business combinations and the availability of authorized but unissued common stock.

These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.


                               USE OF PROCEEDS

     The proceeds from the sale of the shares of common stock offered pursuant to this prospectus will be received directly by the selling shareholder, and we will not receive any proceeds from the sale of these shares.


                        DETERMINATION OF OFFERING PRICE

     The shares registered herein are being sold by the selling shareholder, and not by us, and are therefore being sold at the market price as of the date of sale. Our common stock is traded on the Nasdaq National Market System under the symbol "DPTR." On August 24, 2005, the reported closing price for common stock on the Nasdaq National Market System was $17.61.


                    RECENT MATERIAL CHANGES IN OUR BUSINESS

     There have been no material changes in our business since June 30, 2004 that have not been reported in our reports on Forms 10-Q and 8-K, except as follows:

     Prior to March 21, 2005 we owned a fifty percent interest in Big Dog Drilling Co., LLC ("Big Dog"), and Edward Mike Davis owned the remaining fifty percent. On March 21, 2005 we purchased his ownership interest in Big Dog in exchange for 100,000 shares of our common stock and our interest in Shark Trucking Co., LLC. At the time of the transaction with Mr. Davis, Big Dog owned two drilling rigs. On April 15, 2005, we contributed both of these rigs to DHS Drilling Company ("DHS") in exchange for a 90% ownership interest in that entity. On May 16, 2005, an unaffiliated oil and gas company made an equity investment in DHS which resulted in our ownership interest being reduced to 49.5%.

     DHS currently has five drilling rigs in operation that have depth ratings of approximately 7,500 to 18,000 feet. Five additional rigs are in the process of being acquired or assembled by DHS and are currently expected to become operational during the summer and fall of 2005. We have the right to use all of the rigs on a priority basis, although approximately half will initially work for third party operators. At the outset, all of the rigs will operate in the Rocky Mountain basins.

     The officers of DHS include Bill Sauer, Jr., Harold Hastings and certain officers of Delta. Bill Sauer, Jr. and Harold Hastings were most recently with Sauer Drilling Company ("Sauer") during which time Sauer was primarily owned by Tom Brown, Inc.

     DHS operates out of Casper, Wyoming and its principal office is located at 675 N. 3rd Avenue in Casper, Wyoming.

                            SELLING SHAREHOLDER

     The shares offered pursuant to this prospectus are being offered by the selling shareholder.

Selling Shareholder
--------------------

     The table below includes information regarding ownership of our common stock by the selling shareholder and the number of shares that may be sold under this prospectus. There are no material relationships with the selling shareholder other than those discussed herein.

                                     Shares                           Shares
                                Beneficially Owned               Beneficially Owned
                              Prior to the Offering             After the Offering(1)
                              ----------------------  Shares    -----------------------
                                           Percent    Offered               Percent
  Selling Shareholder          Number     of Class    Hereby     Number     of Class
------------------           -------    ---------   -------    ------     --------

Joy Susan Bell                50,000      0.1%      50,000      -0-         --

------------------------
(1)  Assumes that the selling shareholder will sell all of the shares of common stock offered pursuant to this prospectus.  We cannot assure you that the selling shareholder will sell all or any of these shares.

                              PLAN OF DISTRIBUTION

     The selling shareholder and her respective successors, which term includes her transferees, pledgees or donees or their successors, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholder may effect the distribution of the common stock in one or more of the following methods:

       - ordinary brokers' transactions, which may include long or short sales;

       - transactions involving cross or block trades or otherwise on the open market;

       - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

       - "at the market" to or through market makers or into an existing market for the common stock;

       - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

       - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

       - any combination of the above, or by any other legally available means.

     In addition, the selling shareholder or her respective successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder or her respective successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

     We cannot assure you that the selling shareholder will sell any or all of the shares of common stock offered by the selling shareholder.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholder will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholder may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                            DESCRIPTION OF SECURITIES

COMMON STOCK
------------

     We are authorized to issue 300,000,000 shares of our $.01 par value common stock, of which 42,100,000 shares were issued and outstanding as of July 31, 2005. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on common stock will be declared or paid in the foreseeable future. Holders of common stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. All of the outstanding shares of our common stock are fully paid and nonassessable.


                    INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS
-------

     The consolidated balance sheets of Delta Petroleum Corporation as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2004; the statement of oil and gas revenue and direct lease operating expenses of the Alpine assets for the fiscal years ended June 30, 2004, 2003 and 2002; and the statement of oil and gas revenue and direct lease operating expenses of the Manti assets for the fiscal years ended June 30, 2004, 2003 and 2002, incorporated herein by reference, have been incorporated herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the June 30, 2004 Consolidated Financial Statements of Delta Petroleum Corporation refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002.

LEGAL MATTERS
-------------

     The validity of the issuance of the common stock offered pursuant to this prospectus will be passed upon for us by Krys Boyle, P.C., Denver, Colorado. Shareholders and employees of Krys Boyle, P.C. own an aggregate of 3,600 shares of Delta common stock that were purchased on the open market for cash at prevailing prices.

RESERVE ENGINEERS
-----------------

     Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves associated with our oil and gas properties, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. or Mannon Associates, independent reserve engineers. The reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.